Exhibit 107

Calculation of Filing Fee Table

Form F-4

(Form Type)

MNG Havayollari ve Tasimacilik A.S.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Ordinary Shares, nominal value TL 1.00, per share (1)	Rule 457(f)(1)	12,833,579(2)(3)	$10.11 (4)	$129,747,483.69	.00011020	$14,298.17

	Equity	Warrants, each Warrant exercisable for one Ordinary Share at an exercise price of $11.50	Rule 457(g)	26,150,000 (3)(5)	N/A (6)	N/A (6)	N/A (6)	N/A (6)

	Equity	Ordinary Shares issuable upon exercise of Warrants (1)	Rule 457(g), (i)	26,150,000 (3) (7)	$0.23(8)	$6,014,500	.00011020	$662.80

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$135,761,983.69		$14,960.97

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$14,960.97

(1)

These Ordinary Shares of MNG Havayollari ve Tasimacilik A.S. (“MNG”), the registrant (the “Ordinary Shares”), will be represented by American Depositary Shares of MNG, each of which represents one Ordinary Share (the “ADSs”) and will be represented by an American Depositary Receipt. The ADSs issuable on deposit of the Ordinary Shares registered hereby are being registered under a separate Registration Statement on Form F-6.

(2)

Represents the maximum number of Ordinary Shares (that will be represented by ADSs) issuable in connection with the transactions described herein (the “Business Combination”) between MNG and, among other parties, Golden Falcon Acquisition Corp. (“Golden Falcon”), in exchange for (A) 4,208,579 outstanding shares of Class A Common Stock of Golden Falcon (the “Class A Stock”) and (B) 8,625,000 outstanding shares of Class B Common Stock of Golden Falcon (the “Class B Stock”).

(3)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Stock on the New York Stock Exchange (“NYSE”) on April 5, 2023 ($10.11 per share), in accordance with Rule 457(f)(1)(within five business days prior to the date of the filing of the Registration Statement on Form F-4).

(5)

Represents warrants to acquire Ordinary Shares (the “Warrants”), being the (A) 17,250,000 warrants to acquire shares of Class A Stock issued in Golden Falcon’s initial public offering (the “Public Warrants”) and (B) 8,900,000 warrants to acquire Class A Stock issued in a private placement simultaneously with Golden Falcon’s initial public offering that will be assumed by MNG and exercisable for Ordinary Shares as a result of the Business Combination.

(6)

The maximum number of Warrants and Ordinary Shares issuable upon exercise of the Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Warrants has been allocated to the Ordinary Shares issuable upon exercise of the Warrants and included in the registration fee paid in respect of such Ordinary Shares. No additional registration fee is payable pursuant to Rule 457(g).

(7)	Represents the estimated maximum number of Ordinary Shares (that will be represented by ADSs) to be issued upon the exercise of the Warrants.
(8)

Calculated pursuant to Rule 457(g) and 457(i) under the Securities Act, based on a sum of (i) the exercise price of the Warrants, and (ii) the average of the high and low prices of the Public Warrants on NYSE on April 6, 2023 ($0.23 per share).